Exhibit 99.1

Annapolis Bancorp Announces First Quarter Earnings

Company Reports Improvement in Loan Growth & Asset Quality

ANNAPOLIS, Md.--(BUSINESS WIRE)--April 29, 2011--Annapolis Bancorp, Inc. (NASDAQ: ANNB), parent company of BankAnnapolis, today announced net income of $509,000 for the first quarter of 2011 compared to net income of $617,000 in the same period of last year. On a sequential quarter basis, net income increased by $247,000 or 94% from $262,000 in the fourth quarter of 2010.

First quarter net income available to common shareholders after accruing for preferred stock dividends was $387,000 ($0.10 per basic and $0.09 per diluted common share) compared to net income of $497,000 ($0.13 per basic and diluted common share) available to common shareholders in the first quarter of 2010.

Loan demand showed signs of recovery as gross loan balances at March 31, 2011 grew by $5.2 million or 1.8% to $285.1 million from $279.9 million reported at year-end 2010. Increases of $6.3 million in real estate lending and $0.9 million in commercial loans were partially offset by attrition in the installment, construction and mortgages held for sale portfolios.

Nonperforming assets at March 31, 2011 amounted to $8.5 million or 1.99% of total assets, a reduction of $1.7 million compared to nonperforming assets of $10.1 million or 2.35% of total assets at December 31, 2010. Year-to-date, the Company realized net charge-offs of $518,000.

Nonperforming assets have improved by $5.7 million or 40% from levels reported one year ago.

“We are pleased to begin the year with solid earnings, a significant reduction in problem assets, and an improvement in loan originations,” said Chairman and CEO Richard M. Lerner. “BankAnnapolis continues to differentiate itself as a strong local franchise that both consumers and businesses can turn to for their savings and borrowing needs.”

In the quarter just ended, the Company continued to implement a strategy to improve the efficiency of its balance sheet, shrinking total assets by $6.0 million or 1.4% to $426.1 million at March 31, 2011 from $432.1 million at December 31, 2010. Surplus liquidity previously placed in short-term investment securities and interest bearing balances with banks was deployed to fund growth in the loan portfolio.

The Company continues to maintain a high level of liquidity and remains well-positioned to capitalize on lending opportunities as the economy recovers. Deposits at March 31, 2011 totaled $336.2 million compared to $340.9 million at December 31, 2010.

The allowance for credit losses totaled $6.9 million (2.42% of total gross loans) at March 31, 2011 compared to $6.9 million (2.45% of total gross loans) at year-end 2010. The allowance for credit losses provided 81.3% coverage of nonperforming assets at the end of the first quarter of 2011 compared to 67.6% at December 31, 2010 and 54.8 % at March 31, 2010.

Stockholders’ equity totaled $35.0 million at quarter-end compared to $34.8 million at December 31, 2010. As of March 31, 2011, Annapolis Bancorp, Inc. exceeded all federal regulatory requirements for a well-capitalized institution, with a Tier 1 capital ratio of 12.8%, a total capital ratio of 14.1%, and a Tier 1 leverage ratio of 9.3%. Book value per common share at March 31, 2011 was $6.82 compared to $6.81 at December 31, 2010. The Company’s common stock closed at a market price of $4.40 per share on March 31, 2011.

Although the Company’s net interest margin improved to 4.00% in the quarter just ended from 3.87% in the first quarter of 2010, net interest income actually declined by $41,000 or 1.0% compared to the same period last year.

Interest income on investments decreased by $509,000 or 41.8%, reflecting both a reduction in the level of investments and a significant decline in yields available for reinvestment of proceeds from called and maturing securities. Interest income on loans increased by $71,000 or 1.7% for the first three months of 2011 compared to the same period in 2010. The year-over-year increase in interest earned on loans includes the recognition of $180,000 of interest in 2011 on the full payoff of a $1.0 million loan that was previously classified as nonaccrual.

Interest expense decreased by $398,000 or 29.9% due to a drop in the overall cost of interest-bearing liabilities from 1.48% in the first quarter of 2010 to 1.09% in the quarter just ended, coupled with a $19.6 million decrease in the average balance of interest-bearing liabilities.

The Company recorded provisions for credit losses of $557,000 in the quarter just completed and $236,000 in the first quarter of 2010.

Noninterest income decreased 10.7% to $368,000 in the first quarter of 2011 from $412,000 in last year’s comparable period due to $31,000 in net losses on the disposal of fixed assets, lower mortgage banking fees, and a drop in other fee income. Partially offsetting these decreases were gains on the sale of loans, which increased by $26,000, and higher service charges.

Noninterest expense decreased 5.3% in the quarter just ended compared to the same period last year, reflecting $67,000 in lower professional fees related to the management of problem assets and a reduction of $88,000 in other operating expenses. The Company’s efficiency ratio improved to 70.02% as of March 31, 2011 compared to 72.51% at March 31, 2010.

BankAnnapolis serves the banking needs of small businesses, professional concerns, and individuals through eight community banking offices located in Anne Arundel and Queen Anne’s Counties in Maryland. The Bank’s headquarters building and main branch are located at 1000 Bestgate Road, directly across from the Westfield Annapolis Mall.

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Such factors include, but are not limited to, changes in laws and regulations applicable to the Company and the Bank, changes in interest rates which could effect net interest margins and net interest income, the possibility that increased demand or prices for the Company’s financial services and products may not occur, changing economic and competitive conditions, and such other risks and uncertainties as set forth in the Company’s filings with the Securities and Exchange Commission. The Company does not undertake, and specifically disclaims any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

The Company is not responsible for changes made to this press release by wire services, Internet service providers or other media.

Annapolis Bancorp, Inc. and Subsidiaries
Consolidated Balance Sheets
as of March 31, 2011 and December 31, 2010
($000)

	(Unaudited)	(Audited)
	March 31,	December 31,
	2011	2010
Assets
Cash and due from banks	$2,094	$7,854
Interest bearing balances with banks	13,612	16,856
Federal funds sold	17,405	11,984
Investment securities, available for sale	89,060	96,295
Federal Reserve and Federal Home
Loan Bank stock	3,035	3,035
Loans held for sale	464	1,379
Loans, net of allowance of $6,892 and $6,853	277,716	271,684
Premises and equipment	8,722	8,787
Accrued interest receivable	1,450	1,567
Deferred income taxes	3,129	2,929
Investment in bank owned life insurance	5,483	5,442
Real estate owned	1,608	1,608
Other assets	2,330	2,720
Total Assets	$426,108	$432,140

Liabilities and
Stockholders' Equity
Deposits
Noninterest bearing	$45,759	$45,514
Interest bearing	290,414	295,400
Total deposits	336,173	340,914
Securities sold under agreement to repurchase	12,717	14,558
Long term borrowed funds	35,000	35,000
Junior subordinated debentures	5,000	5,000
Accrued interest and accrued expenses	2,211	1,894
Total Liabilities	391,101	397,366

Stockholders' Equity
Preferred stock	8,083	8,063
Common stock	39	39
Warrants to purchase common stock	234	234
Paid in capital	11,697	11,643
Retained earnings	14,886	14,499
Accumulated other comprehensive income	68	296
Total Equity	35,007	34,774

Total Liabilities and Equity	$426,108	$432,140

Annapolis Bancorp, Inc. and Subsidiaries
Consolidated Statements of Income
for the Three Month Periods Ended March 31, 2011 and 2010
(Unaudited)
(In thousands, except per share data)

	For the Three Months
	Ended March 31,
	2011	2010

Interest Income
Loans	$4,191	$4,120
Investments	708	1,217
Interest bearing balances with banks	4	6
Federal funds sold	7	6
Total interest income	4,910	5,349

Interest expense
Deposits	594	964
Securities sold under agreements to repurchase	17	21
Interest on long-term borrowings	321	345
Total interest expense	932	1,330
Net interest income	3,978	4,019

Provision	557	236

Net interest income after provision	3,421	3,783

NonInterest Income
Service charges	300	267
Mortgage banking	2	22
Other fee income	29	104
Gain on sale of loans	68	42
Gain on sale of REO and other assets	-	32
Loss on sale of securities	-	(55)
Loss on sale or disposal of fixed assets	(31)	-
Total noninterest income	368	412

NonInterest Expense
Personnel expense	1,761	1,784
Occupancy and equipment (benefit) expense	421	417
Data processing expense	208	208
Professional fees	79	146
Marketing expense	109	101
FDIC expense	146	150
Other operating expense	319	407
Total noninterest expense	3,043	3,213

Income before taxes	746	982
Income tax expense	237	365
Net income	509	617
Preferred stock dividend and discount accretion	122	120
Net income available to common shareholders	$387	$497

Basic earnings per common share	$0.10	$0.13
Diluted earnings per common share	$0.09	$0.13
Book value per common share	$6.82	$6.65

Annapolis Bancorp, Inc. and Subsidiaries
Financial Ratios and Average Balance Highlights
(In thousands)

	For the Three Months
	Ended March 31,
	2011	2010
	(Unaudited)	(Unaudited)

Performance Ratios (annualized)
Return on average assets	0.48%	0.57%
Return on average equity	5.92%	7.41%
Average equity to average assets	8.17%	7.67%
Net interest margin	4.00%	3.87%
Efficiency ratio	70.02%	72.51%

Other Ratios
Allowance for credit losses to loans	2.42%	2.79%
Nonperforming assets to total assets	1.99%	3.26%
Net charge-offs to average loans	0.18%	0.15%
Tier 1 capital ratio	12.8%	12.8%
Total capital ratio	14.1%	14.1%

Average Balances
Assets	427,285	439,911
Earning assets	403,667	421,193
Loans, gross	282,037	277,266
Interest-bearing liabilities	345,478	365,059
Stockholders' equity	34,888	33,760

CONTACT:
Annapolis Bancorp, Inc.
Edward J. Schneider, 410-224-4455